Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Speedway Motorsports, Inc of our report dated March 13, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting of Speedway Motorsports, Inc., which appears in Speedway Motorsports Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina

October 6, 2009